Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in the 2011 Annual Report to Shareholders, which is incorporated by reference in Chiquita Brands International, Inc., Annual Report on Form 10-K, as amended, for the year ended December 31, 2011. We also consent to the incorporation by reference of our report dated February 27, 2012 relating to the financial statement schedules, which appears in such Form 10-K.
/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
October 5, 2012